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                                  EXHIBIT 23.2

Knight              1145 Broadway Plaza                     205 572 7111
Vale &              Suite 900                               Fax:  206 272 3143
Gregory             Tacoma, Washington 98402-3523
Inc., P.S.

Certified Public Accountants

October 31, 1996

First Community Financial Group, Inc.
721 College Avenue
P.O. Box 3800 (98509-3800)
Lacey, WA 98503

RE:      First Community Financial Group, Inc.
         Registration Statement on Form S-4

Gentlemen:

We have acted as tax counsel to First Community Financial Group, Inc. in connection with the proposed merger ("Merger") of Prairie Security Bank ("PSB") with and into First Community Bank ("Bank"), a wholly owned subsidiary of First Community Financial Group, Inc. ("FCFG"), pursuant to the terms of the Plan and Agreement of Reorganization and Merger Between FCFG, Bank and PSB, dated September 11, 1996, as amended October 18, 1996 ("Agreement"), as described in the Registration Statement on Form S-4 to be filed by FCFG with the Securities and Exchange Commission. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933 as amended.

In connection with this opinion, we have examined and are familiar with copies identified to our satisfaction of the Agreement, including schedules and exhibits, the Registration Statement, and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. We have also relied upon certain written representations of management of FCFG and PSB, which are attached to this opinion.

Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement ("Prospectus") under the caption "Certain Federal Income Tax Matters," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of


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First Community Financial Group, Inc.
October 31, 1996
Page 2

PSB common stock and to PSB, Bank and FCFG. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Matters" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Knight, Vale & Gregory, Inc., P.S. under the heading "Certain Federal Income Tax Matters" in the Registration Statement and the Prospectus, and in the Summary section of the Prospectus.

Very truly yours,

Knight, Vale & Gregory, Inc., P.S.

/s/ Knight, Vale & Gregory, Inc., P.S.

By:  /s/ Landon J. Brazier
     ---------------------
     Landon J. Brazier, Shareholder

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